Filed Pursuant to Rule 424(b)(4)

Registration Statement No. 333-254921

prospectus	Dated April 20, 2021

ON TRACK INNOVATIONS LTD.

18,965,517 Ordinary Shares

We are distributing to holders of our ordinary shares, par value NIS 0.10 per share, or ordinary shares, at no charge, non-transferable subscription rights to purchase up to an aggregate of approximately 18,965,517 ordinary shares. We refer to the offering that is the subject of this prospectus as the Rights Offering.

In the Rights Offering, you will receive 0.352359 subscription rights for each ordinary share held by you at 5:00 PM Eastern Time, on April 14, 2021, the record date of the Rights Offering. Subscription rights will not be tradable.

Subscription rights may only be exercised in whole numbers, and we will not issue fractional shares. To the extent that the number of subscription rights that are distributed to you on the record date is not a whole number, the ordinary shares issuable upon exercise of the subscription rights will be rounded down to the nearest whole share for purposes of determining the number of our ordinary shares for which you may subscribe. Each whole subscription right will entitle you to purchase one ordinary share at a subscription price per share of $0.174. Each subscription right consists of a basic subscription right and an over-subscription privilege. The basic subscription rights will be distributed in proportion to shareholders’ holdings on the record date. If you exercise your basic subscription rights in full, and other shareholders do not, you will be entitled to an over-subscription privilege to purchase a portion of the unsubscribed shares at the subscription price, subject to proration.

The subscription rights will expire if they are not exercised by 5:00 PM Eastern Time, on May 19, 2021. We may extend the Rights Offering for additional periods in our sole discretion. Once made, all exercises of subscription rights are irrevocable.

There is no minimum amount of proceeds necessary in order for us to close the Rights Offering.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus. You should carefully consider these risk factors, as well as the information contained in this prospectus, before you invest.

This Rights Offering is being made directly by us. We are not using an underwriter or selling agent. Broadridge Corporate Issuer Solutions, Inc., or Broadridge, will serve as the Subscription Agent and the Information Agent for the Rights Offering. The Subscription Agent will hold the funds we receive from subscribers until we complete, abandon or terminate the Rights Offering. If you want to participate in this Rights Offering and you are the record holder of your shares, we recommend that you submit your subscription documents to the Subscription Agent well before the deadline. If you want to participate in this Rights Offering and you hold shares through your broker, dealer, bank, or other nominee, you should promptly contact your broker, dealer, bank, or other nominee and submit your subscription documents in accordance with the instructions and within the time period provided by your broker, dealer, bank, or other nominee. For a more detailed discussion, see “The Rights Offering – The Subscription Rights” beginning on page 12.

Our Board of Directors reserves the right to terminate the Rights Offering for any reason any time before the completion of the Rights Offering. If we terminate the Rights Offering, all subscription payments received will be returned as soon as practicable, without interest or penalty.

The Jerry Ivy, Jr. Descendants’ Trust, or Ivy, our controlling shareholder, has provided a commitment letter pursuant to which it committed to exercise its Basic Subscription Rights and its Over-Subscription Privilege, as such terms are defined below, for up to approximately $2,825,000 in the aggregate, subject, however, to the limitation that such holdings, including any of its affiliates, will not exceed 45% or more of the Company’s issued and outstanding share capital after conclusion of the Rights Offering. We refer to this commitment as the Backstop Commitment. The Backstop Commitment will expire if the registration statement this prospectus forms a part of is not declared effective by the SEC on or before April 23, 2021. Ivy will not receive any fee in connection with the Backstop Commitment. As of the date of this prospectus, Ivy and its affiliates own approximately 28.4% of our issued and outstanding shares. Ivy has a right to purchase additional shares from us upon conversion of $1,500,000 loan he extended to us and interest accrued thereon. See “Risk Factors” beginning on page 3.

Our ordinary shares are currently quoted on the OTCQX® market, or OTCQX, under the symbol OTIVF. On March 30, 2021, the closing bid price of our ordinary shares on the OTCQX was $0.35 per share.

	Per Share	Total(1)
Subscription Price	$0.174	$3,300,000

Proceeds to us, before expenses	$0.174	$3,300,000

(1)	Assumes the Rights Offering is fully subscribed, including the full exercise of all over-subscription privileges.

Our Board of Directors is making no recommendations regarding your exercise of the subscription rights. You should carefully consider whether to exercise your subscription rights before the expiration date. You may not revoke or revise any exercises of subscription rights once made, unless we terminate the Rights Offering.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 20, 2021

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ABOUT THIS PROSPECTUS

You should read this prospectus, the documents incorporated by reference into this prospectus, and any prospectus supplement or free writing prospectus that we may authorize for use in connection with this offering in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus entitled “Incorporation of Certain Information by Reference” beginning on page 27 and “Where You Can Find More Information” beginning on page 28. These documents contain important information that you should consider when making your investment decision.

We are only responsible for the information contained in, or incorporated by reference into, this prospectus, in any prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide any information other than that contained in this prospectus, in any prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We are offering to sell, and seeking offers to buy, securities only in jurisdictions where such offers and sales are permitted. The information in this prospectus, in any prospectus supplement or any free writing prospectus is accurate only as of its date, regardless of its time of delivery or of any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise indicated, information contained in, or incorporated by reference into, this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, see “Risk Factors” beginning on page 3. These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements” beginning on page 7.

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “OTI,” “the Company,” “we,” “us,” “our” and similar references refer to On Track Innovations Ltd. and its subsidiaries.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the Rights Offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the Rights Offering. This prospectus and the documents incorporated by reference into this prospectus contain more detailed descriptions of the terms and conditions of the Rights Offering and provide additional information about us and our business, including potential risks related to the Rights Offering, the shares offered hereby, and our business. We urge you to read this entire prospectus and the documents incorporated by reference into this prospectus.

Why are we conducting the Rights Offering?

We are making the Rights Offering to raise funds primarily to support our working capital needs and fund our operations and to a lesser degree for new product development activities. The Rights Offering provides our existing shareholders the opportunity to participate in our capital-raising efforts in a manner that allows them to maintain, and possibly increase, their proportional ownership interest in us.

What is the Rights Offering?

We are distributing, at no charge, to record holders of our ordinary shares, non-transferable subscription rights, or the Subscription Rights, to purchase up to approximately 18,965,517 ordinary shares at a price per share of $0.174, or the Subscription Price. The Subscription Rights will not be tradable. You will receive 0.352359 Subscription Rights for each ordinary share that you owned as of 5:00 PM Eastern Time, on April 14, 2021, or the Record Date. Each whole Subscription Right entitles the record holder to a basic subscription right, or the Basic Subscription Right, and an over-subscription privilege, or the Over-Subscription Privilege, as further discussed below. Subscription Rights may only be exercised in whole numbers, and we will not issue fractional shares. To the extent that the number of Subscription Rights that are distributed to you on the Record Date is not a whole number, the ordinary shares issuable upon exercise of the Subscription Rights will be rounded down to the nearest whole share for purposes of determining the number of ordinary shares for which you may subscribe. There is no minimum amount of proceeds necessary in order for us to close the Rights Offering.

Who may participate in the Rights Offering?

Only shareholders of our Company as of 5:00 PM Eastern Time, on the Record Date of April 14, 2021 may participate in the Rights Offering.

What are the Basic Subscription Rights?

For each whole share you own as of the Record Date, you will receive 0.352359 Basic Subscription Rights. Subscription Rights may only be exercised in whole numbers, and we will not issue fractional shares. To the extent that the number of Subscription Rights that are distributed to you on the Record Date is not a whole number, the ordinary shares issuable upon exercise of the Subscription Rights will be rounded down to the nearest whole share for purposes of determining the number of ordinary shares for which you may subscribe. Therefore, shareholders holding at least three of our ordinary shares as of the Record Date will be eligible to participate in the Rights Offering. Each whole subscription right will entitle you to purchase one share at the Subscription Price per share of $0.174.

For example, if you owned 1,000 ordinary shares of the Company as of the Record Date, you will receive 352 Subscription Rights and will have the right to purchase 352 ordinary shares of the Company for a total purchase price of $61.248. You may exercise all or a portion of your Basic Subscription Rights, or you may choose not to exercise any Basic Subscription Rights at all.

If you are a record holder, the number of shares you may purchase pursuant to your Basic Subscription Rights is indicated on the enclosed Subscription Rights Statement. If you hold your shares in the name of a broker, dealer, bank, or other nominee who uses the services of the Depository Trust Company, or DTC, you will not receive a Subscription Rights Statement. Instead, DTC will issue 0.352359 Subscription Rights to your nominee record holder for each ordinary share of the Company that you own as of the Record Date. If you are not contacted by your nominee, you should contact your nominee as soon as possible.

What is the Over-Subscription Privilege?

If you exercise your Basic Subscription Rights in full, you may also choose to exercise your Over-Subscription Privilege to purchase a portion of any shares that the other record holders do not purchase through the exercise of their Basic Subscription Rights. You should indicate on your Subscription Rights Statement, or the form provided by your nominee if your shares are held in the name of a nominee, how many additional shares, if any, you would like to purchase pursuant to your Over-Subscription Privilege.

If sufficient shares are available, we will seek to honor your Over-Subscription Privilege request in full. If Over-Subscription Privilege requests exceed the number of shares available, however, we will allocate the available shares pro-rata among the record holders exercising their Over-Subscription Privilege in proportion to the number of ordinary shares each of those record holders owned on the Record Date, relative to the number of shares owned on the Record Date by all record holders exercising the Over-Subscription Privilege. If this pro-rata allocation results in any record holders receiving a greater number of shares than the number for which the record holder subscribed pursuant to the exercise of the Over-Subscription Privilege, then such record holder will be allocated only that number of shares for which the record holder oversubscribed, and the remaining shares will be allocated among all other record holders exercising their Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all shares have been allocated. See “The Rights Offering – Limitation on the Purchase of Shares” beginning on page 12 for a description of certain limitations on purchase.

To properly exercise your Over-Subscription Privilege, you must deliver to the Subscription Agent your completed Subscription Rights Statement and the subscription payment related to your Over-Subscription Privilege before the Rights Offering expires. See “The Rights Offering – The Subscription Rights – Over-Subscription Privilege” beginning on page 12. To the extent you properly exercise your Over-Subscription Privilege for a number of shares that exceeds the number of unsubscribed shares available to you, any excess subscription payments will be returned to you as soon as practicable after the expiration of the Rights Offering, without interest or penalty.

Broadridge Inc., our Subscription Agent for the Rights Offering, will determine the Over-Subscription allocation based on the formula described above.

What effect will the Rights Offering have on our outstanding ordinary shares?

On April 14, 2021, 53,824,377 of our ordinary shares were outstanding. Based on the foregoing, and assuming no other transactions by us involving our ordinary shares prior to the expiration of the Rights Offering, if the Rights Offering is fully subscribed, approximately 72,789,894 ordinary shares will be issued and outstanding. The exact number of shares that we will issue in this Rights Offering will depend on the number of shares that are subscribed for in the Rights Offering.

What is the Backstop Commitment?

In connection with the Rights Offering, Ivy, our controlling shareholder, has undertaken to exercise its Basic Subscription Rights and its Over-Subscription Privilege for up to approximately $2,825,000 in the aggregate, subject, however, to the limitation that its aggregate holdings in the Company, including its affiliates, will not exceed 45% of the Company’s issued and outstanding share capital after conclusion of the Rights Offering, or the 45% Threshold Limitation. This undertaking will expire if the registration statement this prospectus forms a part of is not declared effective by the SEC on or before April 23, 2021. To the extent that no other shareholder participates in the Rights Offering, Ivy would be able to subscribe for up to approximately $2.8 million of our shares in the Rights Offering without reaching the 45% Threshold Limitation.

What other rights does Ivy have to purchase ordinary shares from us?

Ivy has additional rights to purchase our ordinary shares. On December 9, 2020 we entered into a loan agreement, or the Loan Agreement, with Ivy. Under the Loan Agreement, as amended, we received from Ivy and another lender a loan in the aggregate amount of $1,600,000. The loan amount and interest thereon may be converted, at the discretion of Ivy, into our ordinary shares at a price per share of $0.174 if converted on or before June 17, 2021 and $0.124 if converted thereafter. Ivy lent us $1,500,000 out of the aggregate amount of $1,600,000 under the Loan Agreement. If Ivy would convert such amount plus interest into our ordinary shares, it would result in approximately additional approximately 8,900,000 ordinary shares issued to Ivy if the conversion would be made at a conversion price of approximately $0.174 per share and it would result in approximately additional 12,500,000 ordinary shares issued to Ivy if the conversion would be made at a conversion price of $0.124 per share.

How was the Subscription Price determined?

We are making the Rights Offering to raise funds primarily to support our working capital needs and fund our operations and to a lesser degree for new product development activities. When determining the Subscription Price, our Board considered, among other things, the need to raise additional funds to finance our business activity, the price of the Company’s shares on the OTCQX, the limited availability of financial resources to us and the terms of the Loan Agreement. Our Board determined that setting the Subscription Price to equal the conversion price set forth in the Loan Agreement, as it would be on the Record Date, i.e., $0.174 per share, would be the most equitable outcome for the Company and its shareholders.

As the Rights Offering is available only to our shareholders as of the Record Date, the Subscription Price does not necessarily bear any relationship to any established criteria for value. You should not consider the Subscription Price as an indication of actual value of the Company or our ordinary shares. We cannot assure you that the market price of our ordinary shares will not decline during or after the Rights Offering. You should obtain a current price quote for our ordinary shares before exercising your Subscription Rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this Rights Offering. Once made, all exercises of Subscription Rights are irrevocable.

Will fractional shares be issued upon exercise of Subscription Rights?

No. We will not issue fractional shares upon exercise of Subscription Rights or cash in lieu of fractional shares. To the extent that the number of Subscription Rights that are distributed to you on the Record Date is not a whole number, the number of ordinary shares of the Company issuable upon exercise of the Subscription Rights will be rounded down to the nearest whole share for purposes of determining the number of ordinary shares for which you may subscribe.

Am I required to exercise all of the Basic Subscription Rights I receive in the Rights Offering?

No. You may exercise any number of your Basic Subscription Rights, or you may choose not to exercise any Basic Subscription Rights. If you do not exercise any Basic Subscription Rights, the number of ordinary shares of the Company you own will not change. However, if you choose to not exercise your Basic Subscription Rights in full, your proportionate ownership interest in the Company will decrease, assuming other shareholders decide to exercise their Basic Subscription Rights. If you do not exercise your Basic Subscription Rights in full, you will not be entitled to exercise your Over-Subscription Privilege.

How soon must I act to exercise my Subscription Rights?

If you received a Subscription Rights Statement and elect to exercise any or all of your Subscription Rights, the Subscription Agent must receive your properly completed and signed Subscription Rights Statement and payment for both your Basic Subscription Rights and any Over-Subscription Privilege you elect to exercise, including final clearance of any uncertified check, before the Rights Offering expires on May 19, 2021, at 5:00 PM Eastern Time. If you hold your shares in the name of a broker, dealer, custodian bank, or other nominee, your nominee may establish a deadline before the expiration of the Rights Offering by which you must provide it with your instructions to exercise your Subscription Rights, along with the required subscription payment.

May I transfer my Subscription Rights?

No. The Subscription Rights may be exercised only by the shareholders to whom they are distributed, and they may not be sold, transferred, assigned or given away to anyone else, other than by operation of law. As a result, a Subscription Rights Statement may be completed only by the shareholder who receives the statement. The Subscription Rights will not be listed for trading on any stock exchange or market.

Will our directors, executive officers and significant shareholders participate in the Rights Offering?

To the extent they hold ordinary shares of the Company as of the Record Date, our directors, executive officers and significant shareholders will be entitled to participate in the Rights Offering on the same terms and conditions applicable to other Subscription Rights holders. However, other than Ivy, who provided the Backstop Commitment, and Bill Anderson, one of our directors who advised us that he intends to subscribe for his Basic Subscription Rights, there can be no guarantee that any such holders will participate.

Has the Board of Directors made a recommendation to shareholders regarding the Rights Offering?

No. Our Board of Directors is not making a recommendation regarding your exercise of the Subscription Rights. Shareholders who exercise Subscription Rights will incur investment risk on new money invested. We cannot predict the price at which ordinary shares of the Company will trade after the Rights Offering. On March 30, 2021, the closing price of our ordinary shares on the OTCQX was $0.35 per share. The market price for our ordinary shares may be above the Subscription Price or may be below the Subscription Price. If you exercise your Subscription Rights, you may not be able to sell the underlying ordinary shares of the Company in the future at the same price or a higher price. You should make your decision whether to exercise your Subscription Rights based on your assessment of our business and financial condition, our prospects for the future, the terms of the Rights Offering and the information contained in this prospectus. See “Risk Factors” beginning on page 3 for discussion of some of the risks involved in investing in our securities.

How do I exercise my Subscription Rights?

If you are a shareholder of record (meaning you hold your ordinary shares in your name and not through a broker, dealer, bank, or other nominee) and you wish to participate in the Rights Offering, you must deliver a properly completed and signed Subscription Rights Statement, together with payment of the Subscription Price for both your Basic Subscription Rights and any Over-Subscription Privilege you elect to exercise, to the Subscription Agent before 5:00 PM Eastern Time, on May 19, 2021.

If you cannot deliver your Subscription Rights Statement to the Subscription Agent before the expiration of the Rights Offering, you may use the procedures for guaranteed delivery as described in this prospectus under “The Rights Offering – Guaranteed Delivery Procedures” beginning on page 14 of this prospectus.

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If you are exercising your Subscription Rights through your broker, dealer, bank, or other nominee, you should promptly contact your broker, dealer, bank, or other nominee and submit your subscription documents, Notice of Guaranteed Delivery (if applicable) and payment for the shares subscribed for in accordance with the instructions and within the time period provided by your broker, dealer, bank or other nominee.

What if my shares are held in “street name”?

If you hold your ordinary shares in the name of a broker, dealer, bank, or other nominee, then your broker, dealer, bank, or other nominee is the record holder of the shares you own. The record holder must exercise the Subscription Rights on your behalf. Therefore, you will need to have your record holder act for you.

If you wish to participate in this Rights Offering and purchase shares, please promptly contact the record holder of your shares. We will ask the record holder of your shares, who may be your broker, dealer, bank, or other nominee, to notify you of this Rights Offering.

What form of payment is required?

You must timely pay the full Subscription Price for the full number of shares you wish to acquire pursuant to the exercise of Subscription Rights by delivering to the Subscription Agent a:

●	Cashier’s check drawn on a U.S. bank; or

●	Wire transfer.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your Subscription Rights to the fullest extent possible based on the amount of the payment received.

When will I receive my new ordinary shares of the Company?

The Subscription Agent will arrange for the issuance of our ordinary shares as soon as practicable after the expiration of the Rights Offering, payment for the shares subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected. All shares that you purchase in the Rights Offering will be issued in book-entry or uncertificated form, meaning that you will receive a direct registration, or DRS, account statement from our transfer agent reflecting ownership of these securities if you are a holder of record of shares. If you hold your shares in the name of a broker, dealer, bank, or other nominee, DTC will credit your account with your nominee with the securities you purchase in the Rights Offering.

After I send in my payment and Subscription Rights Statement to the Subscription Agent, may I cancel my exercise of Subscription Rights?

No. Exercises of Subscription Rights are irrevocable, unless the Rights Offering is terminated, even if you later learn information that you consider to be unfavorable to the exercise of your Subscription Rights. You should not exercise your Subscription Rights unless you are certain that you wish to purchase shares at the Subscription Price.

How much will the Company receive from the Rights Offering?

Assuming that all shares are sold in the Rights Offering, including the exercise of all Over-Subscription Privileges, we estimate that the net proceeds from the Rights Offering will be approximately $3.15 million, based on a Subscription Price of $0.174 per share and after deducting other expenses payable by us.

Are there risks in exercising my Subscription Rights?

Yes. The exercise of your Subscription Rights involves risks. Exercising your Subscription Rights involves the purchase of additional ordinary shares, and you should consider this investment as carefully as you would consider any other investment. We cannot assure you that the market price of our ordinary shares will exceed the Subscription Price, nor can we assure you that the market price of our ordinary shares will not further decline during or after the Rights Offering. We also cannot assure you that you will be able to sell our ordinary shares purchased in the Rights Offering at a price equal to or greater than the Subscription Price. In addition, you should carefully consider the risks described herein. See “Risk Factors” beginning on page 3 for discussion of some of the risks involved in investing in our securities.

Can the Board of Directors terminate or extend the Rights Offering?

Yes. Our Board of Directors may decide to terminate the Rights Offering at any time and for any reason before the expiration of the Rights Offering. We also have the right to extend the Rights Offering for additional periods in our sole discretion. We do not presently intend to extend the Rights Offering. We will notify shareholders if the Rights Offering is terminated or extended by issuing a press release.

If the Rights Offering is not completed or is terminated, will my subscription payment be refunded to me?

Yes. The Subscription Agent will hold all funds it receives in a segregated bank account until completion of the Rights Offering. If we do not complete the Rights Offering, all subscription payments received by the Subscription Agent will be returned as soon as practicable after the termination or expiration of the Rights Offering, without interest or penalty. If you own shares in “street name,” it may take longer for you to receive your subscription payment because the Subscription Agent will return payments through the record holder of your shares.

What fees or charges apply if I purchase shares in the Rights Offering?

We are not charging any fee or sales commission to issue Subscription Rights to you or to issue shares to you if you exercise your Subscription Rights. If you exercise your Subscription Rights through a broker, dealer, custodian bank, or other nominee, you are responsible for paying any fees your broker, dealer, bank, or other nominee may charge you.

What if I do not exercise my Subscription Rights?

If you do not exercise your Subscription Rights before the Expiration Date, your Subscription Rights will automatically terminate. By not exercising your Subscription Rights in the Rights Offering, you will experience dilution in your proportionate interest in the Company if other shareholders of the Company exercise their Subscription Rights. In addition, as a result of the Backstop Commitment, if shareholders do not exercise their Subscription Rights, Ivy’s percentage of ownership of our ordinary shares will increase.

What are the U.S. federal income tax consequences of receiving or exercising my Subscription Rights?

A U.S. holder of ordinary shares likely will not recognize any income, gain or loss for U.S. federal income tax purposes in connection with the receipt or exercise of subscription rights. However, no tax ruling from the Internal Revenue Service will be sought for the rights offering. You should consult your own tax advisor as to the tax consequences of the Rights Offering in light of your particular circumstances. For a more detailed discussion, see “Material U.S. Federal Income Tax Consequences” beginning on page 18.

What are the Israeli income tax consequences of receiving or exercising my Subscription Rights?

An Israeli holder of ordinary shares likely will not recognize any income, gain or loss for Israeli income tax purposes in connection with the receipt or exercise of subscription rights. However, no tax ruling from the Israeli Tax Authority will be sought for the rights offering. You should consult your own tax advisor as to the particular consequences to you of the rights offering. See “Material Israeli Tax Considerations” beginning on page 20.

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer, bank, or other nominee, then you should send your subscription documents, Notice of Guaranteed Delivery (if applicable) and subscription payment to that broker, dealer, bank, or other nominee. If you are the record holder, then you should send your Subscription Rights Statement, Notice of Guaranteed Delivery (if applicable) and payment of your Subscription Price to the Subscription Agent hand delivery, first class mail or courier service to:

By Overnight Courier:

Broadridge, Inc.

Attn: BCIS IWS

51 Mercedes Way

Edgewood, NY 11717

By U.S. Postal Service (USPS):

Broadridge, Inc.

Attn: BCIS Re-Organization Dept.

P.O. Box 1317

Brentwood, NY 11717-0718

You or, if applicable, your nominee are solely responsible for completing delivery to the Subscription Agent of your subscription documents, Subscription Rights Statement, Notice of Guaranteed Delivery (if applicable) and payment. You should allow sufficient time for delivery of your subscription materials to the Subscription Agent before the expiration of the Rights Offering at 5:00 PM Eastern Time, on May 19, 2021.

Whom should I contact if I have other questions?

If you have other questions or need assistance, please contact the Information Agent, Broadridge, at:

(888) 789-8409 (Toll free).

(720) 414-6898 (International).

PROSPECTUS SUMMARY

This summary highlights certain information about us, this Rights Offering and selected information contained in the prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our ordinary shares. For a more complete understanding of the Company and this Rights Offering, we encourage you to read and consider the more detailed information included or incorporated by reference in this prospectus, including risk factors, see “Risk Factors” beginning on page 3, and our most recent consolidated financial statements and related notes.

About On Track Innovations Ltd.

We are a leading developer of contactless payment solutions, Near Field Communication (NFC) technology based, for the unattended market. We have been a technology leader since 1990, providing systems, devices and services to operators and integrators with solutions and components that are simple to implement. To date, we have deployed over one million payment solutions to our focused unattended markets: self-service kiosk, micro-markets and vending machines, entertainment and gaming, automated teller machines (ATM), mass transit ticketing validation, and fuel payments. We operate through regional offices, supporting clients and payment industry partners with its unique contactless payment solutions. We sold ASEC S.A., or ASEC, our Polish subsidiary in March, 2021. ASEC was our provider of contactless ticket selling systems for public transport in Poland. In addition, we engaged an investment bank to explore strategic options and are investing resources in this process.

The address of our principal executive office is 5 Hatnufa St., Yokneam Industrial Zone, Box 372, Yokneam, Israel 2069200 and our telephone number is + 972 – 4 – 6868000. Our ordinary shares are quoted on the OTCQX, under the symbol OTIVF.

The Rights Offering

Securities to be offered:	We are distributing, at no charge, to holders of our ordinary shares on the Record Date, either as a holder of record or, in the case of shares held of record by brokers, banks, or other nominees, on your behalf, as a beneficial owner of such shares, non-transferrable Subscription Rights to purchase up to an aggregate of approximately 18,965,517 ordinary shares.

Subscription Price:	$0.174 per share.

Record Date:	April 14, 2021.

Subscription Right:	Each Subscription Right consists of a Basic Subscription Right and an Over-Subscription Privilege. You are under no obligation to exercise your rights to subscribe for any shares in the Rights Offering. If you choose not to participate in the Rights Offering, you do not have to take any special action to decline to participate.

Basic Subscription Rights:	Each whole Basic Subscription Right will entitle you to purchase one ordinary share at the Subscription Price. Subscription Rights may only be exercised in whole numbers, and we will not issue fractional shares. To the extent that the number of Subscription Rights that are distributed to you on the Record Date is not a whole number, the ordinary shares issuable upon exercise of the Subscription Rights will be rounded down to the nearest whole share for purposes of determining the number of our ordinary shares for which you may subscribe.

Over-Subscription Privilege:	If you exercise your Basic Subscription Rights in full, you may also choose to purchase a portion of any shares that are not purchased by our other shareholders through the exercise of their Basic Subscription Rights, subject to a proration described elsewhere.

Expiration Date:	The Subscription Rights will expire at 5:00 PM Eastern Time, on May 19, 2021. We reserve the right to extend the Expiration Date in our sole discretion.

Procedure for exercising subscription Rights:

To exercise your Subscription Rights, you must take the following steps:

If you are a record holder of our ordinary shares, you must deliver payment and a properly completed and signed Subscription Rights Statement to the Subscription Agent to be received before 5:00 PM Eastern Time, on May 19, 2021. You may deliver the documents and payments by first class mail or courier service. If you use first class mail for this purpose, we recommend using certified mail, properly insured, with return receipt requested.

If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank, or other nominee, you should instruct your broker, dealer, custodian bank, or other nominee to exercise your Subscription Rights on your behalf. Please follow the instructions of your nominee, who may require that you meet a deadline earlier than 5:00 PM Eastern Time, on May 19, 2021.

Delivery of shares:	As soon as practicable after the expiration of the Rights Offering, the Subscription Agent will arrange for the issuance of the ordinary shares purchased pursuant to the Rights Offering. All shares that are purchased in the Rights Offering will be issued in book-entry or uncertificated form, meaning that you will receive a direct registration account statement from our transfer agent reflecting ownership of these securities if you are a holder of record of shares. If you hold your shares in the name of a custodian bank, broker, dealer, or other nominee, DTC will credit your account with your nominee with the securities you purchased in the Rights Offering.

Non-transferability of Subscription Rights:	The Subscription Rights may not be sold, transferred, assigned or given away to anyone. The Subscription Rights will not be listed for trading on any stock exchange or market.

No board recommendation:	Our Board of Directors is not making a recommendation regarding your exercise of the Subscription Rights. You are urged to make your decision to invest based on your own assessment of our business and the Rights Offering. See “Risk Factors” beginning on page 3 for a discussion of some of the risks involved in the Right Offering and investing in our securities.

No revocation:	All exercises of Subscription Rights are irrevocable, even if you later learn of information that you consider to be unfavorable to the exercise of your Subscription Rights.

The Backstop Commitment	Ivy, our controlling shareholder, has undertaken to exercise its Basic Subscription Rights and its Over-Subscription Privilege for up to approximately $2,825,000 in the aggregate, subject, however, to the limitation that its aggregate holdings in the Company, including its affiliates, not exceed the 45% Threshold Limitation. Such undertaking will expire if the registration statement of which this prospectus forms a part of is not declared effective by the SEC on or before April 23, 2021. To the extent that no other shareholder participates in the Rights Offering, Ivy would be able to subscribe for up to approximately $2.8 million of our shares in the Rights Offering without reaching the 45% Threshold Limitation.

Use of proceeds:	We intend to use the net proceeds from this Rights Offering primarily to support our working capital needs and fund our operations and to a lesser degree for new product development activities.

Material U.S. federal income tax consequences:	A U.S. holder of ordinary shares likely will not recognize any income, gain or loss for U.S. federal income tax purposes in connection with the receipt or exercise of subscription rights; however, no tax ruling from the Internal Revenue Service has been or will be sought for the Rights Offering. You should consult your own tax advisor as to the tax consequences of the Rights Offering in light of your particular circumstances. See “Material U.S. Federal Income Tax Consequences” beginning on page 18.

Israeli Income Tax Considerations:	An Israeli holder of ordinary shares likely will not recognize any income, gain or loss for Israeli income tax purposes in connection with the receipt or exercise of subscription rights; however, no tax ruling from the Israeli Tax Authority has been or will be sought for the Rights Offering. You should consult your own tax advisor as to the particular consequences to you of the rights offering. For a detailed discussion, see “Material Israeli Tax Considerations” beginning on page 20.

Extension and termination:	Although we do not presently intend to do so, we may extend the Rights Offering for additional time in our sole discretion. Our Board of Directors may also choose to terminate the Rights Offering at any time, for any reason, before the completion of the Rights Offering.

Subscription Agent:	Broadridge Corporate Issuer Solutions, Inc.

Questions:	If you have other questions or need assistance, please contact the Information Agent, Broadridge Corporate Issuer Solutions, Inc., at (888) 789-8409 (toll free) or (720) 414-6898 (international).

Market for Ordinary Shares:	Our ordinary shares are quoted on the OTCQX, under the symbol OTIVF.

Risk factors:	Before you exercise your Subscription Rights to purchase shares, you should be aware that there are risks associated with your investment, and you should carefully read and consider risks described herein, see “Risk Factors” beginning on page 3, together with all of the other information included and incorporated by reference in this prospectus.

Important dates to remember:

Set forth below are certain important dates for this offering, which are generally subject to extension:

Record Date: April 14, 2021

Expiration Date: May 19, 2021

Deadline for Delivery of Subscription Rights Statements and Payment for Shares: May 19, 2021

Anticipated Delivery of Shares Purchased in Rights Offering: May 24, 2021

RISK FACTORS

Investing in our ordinary shares involves risks. Please carefully consider the risk factors described in our periodic reports filed with the SEC, including those set forth under the caption “Item 1A. Risk Factors” in our most recently filed annual report on Form 10-K, which is incorporated by reference in this prospectus and in any other documents we may file in the future and that will be incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. You should be able to bear a complete loss of your investment.

Risks Related to this Rights Offering and the Ownership of the Ordinary Shares

This Rights Offering may cause the trading price of our ordinary shares to decrease.

The Subscription Price represents a 30% discount to the closing sale price of our ordinary shares, as reported by the OTCQX, of $0.25 per share on April 19, 2021. The Subscription Price, together with the number of the ordinary shares we propose to issue and ultimately will issue if this Rights Offering is completed, may result in an immediate decrease in the market price of our ordinary shares. This decrease may continue after the completion of this Rights Offering. If that occurs, you may have committed to buy ordinary shares in the Rights Offering at a price greater than the prevailing market price. Further, if a substantial number of Subscription Rights are exercised and the holders of the shares received upon exercise of those Subscription Rights choose to sell some or all of the shares underlying the Subscription Rights, the resulting sales could depress the market price of our ordinary shares. Following the exercise of your Subscription Rights you may not be able to sell your ordinary shares at a price equal to or greater than the Subscription Price.

Your interest in the Company may be diluted as a result of this Rights Offering or due to other transactions.

Shareholders who do not fully exercise their Subscription Rights should expect that they will, at the completion of this offering, own a smaller proportional interest in the Company than would otherwise be the case had they fully exercised their Basic Subscription Right and Over-Subscription Privilege. On April 14, 2021, we had 53,824,377 ordinary shares outstanding. Additionally, as of April 14, 2021, we had 1,961,168 ordinary shares underlying outstanding options. The conversion or exercise of all or a portion of these options would result in additional dilution to your ownership interest. If we do not increase our revenue or reduce our expenses, we may need to raise additional capital, which may result in further dilution to our shareholders. We may also consider other options from time to time in order to improve our capital structure, including pursuing strategic alternatives.

Ivy has provided us with the Backstop Commitment. As a result, if the Rights Offering is completed, the beneficial ownership of Ivy will increase if other Subscription Rights are not exercised. This concentration of ownership of our ordinary shares could delay or prevent mergers, tender offers or other purchases of out ordinary shares that might otherwise give our shareholders the opportunity to realize a premium over the then-prevailing market price for our ordinary shares. This concentration of ownership may also adversely affect our share price.

In addition, as of the date of this prospectus, Ivy holds 15,288,680 of our ordinary shares, constituting 28.4% of our outstanding shares. In addition, under the Loan Agreement, we received from Ivy and another lender a loan in the aggregate amount of $1,600,000. The loan amount and interest thereon may be converted, at the discretion of Ivy, into our ordinary shares at a price per share of $0.174 if converted on or before June 17, 2021 and $0.124 if converted thereafter. If the loan amount and interest would be converted into our ordinary shares, it would result in approximately additional approximately 9,500,000 ordinary shares issued to the lenders if the conversion would be made at a conversion price of approximately $0.174 per share and it would result in approximately additional 13,333,000 ordinary shares issued to the lenders if the conversion would be made at a conversion price of $0.124 per share. In any event, the conversion of the aggregate loan amount of $1,600,000 and accrued interest would cause additional dilution to your ownership interest.

Because the Subscription Price is substantially higher than the net tangible book value per ordinary share, you may suffer substantial dilution in the net tangible book value of our ordinary shares you purchase in the Rights Offering. If you purchase shares in the Rights Offering at the Subscription Price, you may suffer immediate and substantial dilution in the net tangible book value of our ordinary shares. See “Dilution” beginning on page 10 for a more detailed discussion of the dilution which may incur in connection with the Rights Offering.

Completion of the Rights Offering is not subject to us raising a minimum offering amount and we will still need additional funding to carry out our proposed operating activities after the Rights Offering.

Ivy has committed to exercising its Basic Subscription Rights and its Over-Subscription Privileges, for an aggregate subscription of up to approximately $2,825,000. We have no guarantee that Ivy will honor its undertaking, which would anyway expire if the registration statement this prospectus forms a part of is not declared effective by the SEC on or before April 23, 2021. Accordingly, completion of the Rights Offering is not subject to us raising a minimum offering amount and, therefore, the net proceeds from the Rights Offering may be insufficient to meet our objectives, thereby increasing the risk to investors in this offering, including investing in a company that likely will continue to require capital.

Because the exercise of your Subscription Rights is not revocable, you could be committed to buying our ordinary shares above the prevailing market price.

Once you exercise your Subscription Rights, you may not revoke such exercise even if you later learn information that you consider to be unfavorable to the exercise of your Subscription Rights. The market price of our ordinary shares may decline prior to the expiration of the Rights Offering or a Subscribing Rights holder may not be able to sell our ordinary shares purchased in this offering at a price equal to or greater than the Subscription Price. Until our ordinary shares are delivered upon expiration of the Rights Offering, you will not be able to sell or transfer the ordinary shares that you purchase in the Rights Offering. Any such delivery will occur as soon as practicable after the Rights Offering has expired, payment for the ordinary shares has cleared, and all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected.

If we terminate this Rights Offering for any reason, we will have no obligation other than to return subscription payments as soon as practicable.

We may decide, in our sole discretion and for any reason, to cancel or terminate, in whole or in part, the Rights Offering at any time prior to the Expiration Date. If this Rights Offering is cancelled or terminated, in whole or in part, we will have no obligation with respect to Subscription Rights that have been exercised except to return as soon as practicable, without interest, the subscription payments deposited with the Subscription Agent. If we terminate this Rights Offering and you have not exercised any Subscription Rights, such Subscription Rights will expire.

The price of our ordinary shares may be volatile.

The trading price of our ordinary shares may fluctuate significantly. The price of our ordinary shares that will prevail in the market after this Rights Offering may be higher or lower than the Subscription Price depending on many factors, some of which are beyond our control and may not be directly related to our operating performance. These factors include, but are not limited to, the following:

●	The terms of any potential future transaction(s) related to debt financing, debt restructuring or capital raising;

●	Announcements of technological innovations or new commercial products by us or our present or potential competitors;

●	Developments or disputes concerning patent or other proprietary rights;

●	Developments in our relationships with employees, suppliers, distributors, sales representatives and customers;

●	Acquisitions or divestitures;

●	Litigation and government proceedings;

●	Adverse legislation, including changes in governmental regulation;

●	Additions or departures of key personnel;

●	Sales of our equity securities by our significant shareholders or management or sales of additional equity securities by our company;

●	Changes in securities analysts’ recommendations;

●	Short selling;

●	Economic and other external factors; and

●	General market conditions.

Additionally, the stock market historically has experienced significant price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations, such as those caused by the COVID-19 pandemic, may cause declines in the trading price and market value of our ordinary shares.

The Subscription Price determined for this Rights Offering is not an indication of the fair value of our ordinary shares.

In determining the Subscription Price, our Board of Directors considered a number of factors, including, but not limited to, the price per share at which shares were sold pursuant to the Loan Agreement, our need for additional capital and liquidity and the cost of capital from other sources. A key factor in determining the Subscription Price was the conversion price set forth in the Loan Agreement, assuming conversion of the loan under the Loan Agreement on the Record Date. The Subscription Price does not necessarily bear any relationship to the book value of our assets, results of operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the Subscription Price as an indication of the fair value of our ordinary shares. After the date of this prospectus, our ordinary shares may trade at prices above or below the Subscription Price.

You will not have any rights in the ordinary shares that you purchase until you actually receive such ordinary shares.

You will not have any rights in the shares that you purchase in the Rights Offering until such ordinary shares are actually issued and received by you. We intend to issue the shares as soon as reasonably practicable after the expiration of the Rights Offering. However, there may be a delay between the Expiration Date of the Rights Offering and the date the ordinary shares are actually issued and delivered to you. You may not be able to resell the shares that you purchase in the Rights Offering until you, or your broker, custodian bank or other nominee, if applicable, have actually received those shares.

If you do not act on a timely basis and follow the subscription instructions, your exercise of Subscription Rights may be rejected.

Holders of Subscription Rights who desire to purchase our ordinary shares in this Rights Offering must act on a timely basis to ensure that all required forms and payments are actually received by the Subscription Agent prior to 5:00 PM Eastern Time, on the Expiration Date, unless extended. If you are a beneficial owner of our ordinary shares and you wish to exercise your Subscription Rights, you must act promptly to ensure that your broker, dealer, custodian bank, trustee or other nominee acts for you and that all required forms and payments are actually received by your broker, dealer, custodian bank, trustee or other nominee in sufficient time to deliver such forms and payments to the Subscription Agent to exercise the Subscription Rights granted in this Rights Offering that you beneficially own prior to 5:00 PM Eastern Time, on the Expiration Date, as may be extended. We will not be responsible if your broker, dealer, custodian bank, trustee or other nominee fails to ensure that all required forms and payments are actually received by the Subscription Agent prior to 5:00 PM Eastern Time, on the Expiration Date.

If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to the exercise of your Subscription Rights in this Rights Offering, the Subscription Agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the Subscription Agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

You may not receive all of the shares for which you over-subscribe.

Holders who fully exercise their Basic Subscription Rights will be entitled to subscribe for an additional number of shares pursuant to the Over-Subscription Privilege. Over-Subscription Privileges will be allocated pro rata among Subscription Rights holders who over-subscribed, as described elsewhere in this prospectus. We cannot guarantee that you will receive any or the entire number of shares for which you over-subscribed. If the prorated number of shares allocated to you in connection with your Over-Subscription Privilege is less than your over-subscription request, then the excess funds held by the Subscription Agent on your behalf will be returned to you, without interest, as soon as practicable after the Rights Offering has expired and all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected, and we will have no further obligations to you.

The receipt of rights may be treated as a taxable distribution to you.

We believe that the distribution of subscription rights in the rights offering likely will be non-taxable under U.S. federal income tax laws. However, this position is not binding on the Internal Revenue Service or the courts, and if the rights offering were deemed to be part of a “disproportionate distribution” under U.S. income tax laws, a U.S. holder’s receipt of subscription rights in the rights offering could be taxable. Each U.S. holder of ordinary shares is urged to consult his, her or its own tax advisor with respect to the particular tax consequences of the rights offering to him, her or it. Please see the discussion under “Material U.S. Federal Income Tax Considerations” starting on page 18 below.

The distribution of subscription rights in the rights offering likely will be non-taxable under Israeli income tax laws. Please see the discussion under “Material Israeli Tax Considerations” starting on page 20 below. However, no tax ruling from the Israeli Tax Authority will be sought for the rights offering. Each Israeli resident holder of ordinary shares is urged to consult his, her or its own tax advisor with respect to the particular tax consequences of the rights offering to him, her or it.

The Subscription Rights are not transferable, and there is no market for the Subscription Rights.

You may not sell, transfer, assign or give away your Subscription Rights. Because the Subscription Rights are non-transferable, there is no market or other means for you to directly realize any value associated with the Subscription Rights. You must exercise the Subscription Rights to realize any potential value from your Subscription Rights.

Our management will retain broad discretion over the use of any net proceeds from the Rights Offering and utilization of the proceeds may not increase the value of the Company.

While we currently intend to use any net proceeds from the Rights Offering primarily to support our working capital needs and fund our operations and to a lesser degree for new product development activities, our management will have broad discretion to allocate the proceeds from the Rights Offering as circumstances warrant. In addition, there is no assurance that utilization of the proceeds will increase the value of the Company and/or your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” and elsewhere in this prospectus and the documents incorporated by reference herein, including in our Annual Report on Form 10-K for the year ended December 31, 2020 and other documents incorporated by reference into this prospectus, constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” “intends” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among others, those factors referred to in our Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference herein.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and other risk factors contained in the documents incorporated by reference herein. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

Assuming that all of our ordinary shares are sold in the Rights Offering, including the full exercise of all Over-Subscription Privileges, we estimate that the net proceeds from the Rights Offering will be approximately $3.15 million, based on the Subscription Price of $0.174 per share after deducting estimated expenses payable by us.

We intend to use any net proceeds from the Rights Offering primarily to support our working capital needs and fund our operations and to a lesser degree for new product development activities.

Our management will have broad discretion in the application of the net proceeds from the Rights Offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2020 (i) on an actual basis and (ii) on an as adjusted basis to give effect to the issuance of 18,965,517 ordinary shares in the Rights Offering, assuming the exercise of all of the subscription rights at a subscription price of $0.174 per ordinary share with aggregate net proceeds of approximately $3.15 million, after deducting our payment of estimated offering expenses.

The information presented in the table below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated into this prospectus by reference.

	As of December 31, 2020
	Actual	As Adjusted
	(U.S. dollars in thousands) Unaudited
Cash and cash equivalents	1,377	4,527
Total current assets	12,162	15,312
Debt	1,181	1,181

Shareholders’ Equity
Share Capital	1,423	2,013

Ordinary shares nominal value ILS 0.10 par value;
Authorized: 100,000,000 shares; Issued: 55,003,076 shares; Outstanding: 53,824,377 shares; Issued, as adjusted: 73,968,593 shares; outstanding, as adjusted:72,789,894 shares.
Additional paid-in capital	227,209	229,769
Treasury shares as cost: 1,178,699 shares as of December 31,2020	(2,000)	(2,000)
Accumulated other comprehensive income (loss)	(961)	(961)
Accumulated Deficit	(222,965)	(222,965)
Total shareholders’ equity	2,706	5,856

The number of outstanding ordinary shares in the table above excludes the following as of December 31, 2020:

●	1,443,333 shares issuable upon the exercise of outstanding options with a weighted average exercise price of $0.54 per share;

●	635,167 shares available for issuance under the On Track Innovations Ltd. 2001 Share Option Plan, as amended;

●	13,992,488 shares that are reserved for issuance upon conversion under the Loan Agreement assuming a conversion price of $0.124; and

●	1,178,699 shares that were repurchased by the Company and are held as dormant shares.

DILUTION

Purchasers of our ordinary shares in the Rights Offering will experience an immediate dilution of the net tangible book value per ordinary share. Our net tangible book value as of December 31, 2020 was approximately $2,460,000, or $0.046 per ordinary share (based upon 53,824,377 of our ordinary shares outstanding as of such date). Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of our ordinary shares outstanding. Dilution per share equals the difference between the amount per share paid by purchasers of ordinary shares in the Rights Offering and the net tangible book value per ordinary share immediately after the Rights Offering.

Based on an offering of 18,965,517 ordinary shares at an offering price of $0.174 per share and after deducting estimated offering expenses payable by us of approximately $150,000, and the application of the estimated $3.15 million of net proceeds from the Rights Offering, our pro forma net tangible book value as of December 31, 2020 would have been approximately $5.6 million, or $0.077 per share. This represents an immediate increase in pro forma net tangible book value to existing shareholders of $0.031 per ordinary share and an immediate dilution to purchasers in the Rights Offering of $0.097 per ordinary share.

The following table illustrates this per share dilution assuming a fully subscribed Rights Offering of 18,965,517 ordinary shares at the subscription price of $0.174 per share:

Subscription price		$0.174
Net tangible book value per ordinary share prior to the Rights Offering	$0.046
Increase in pro forma net tangible book value per ordinary share attributed to the Rights Offering	$0.031
Pro forma as adjusted net tangible book value per share after the rights offering	$0.077
Dilution in net tangible book value per share to purchasers		$0.097

The number of outstanding ordinary shares in the table above excludes the following as of December 31, 2020:

●	1,443,333 shares issuable upon the exercise of outstanding options with a weighted average exercise price of $0.54 per share;

●	635,167 shares available for issuance under the On Track Innovations Ltd. 2001 Share Option Plan, as amended;

●	13,992,488 shares that are reserved for issuance upon conversion under the Loan Agreement assuming a conversion price of $0.124; and

●	1,178,699 shares that were repurchased by the Company and are held as dormant shares.

MARKET AND DIVIDEND INFORMATION FOR OUR ORDINARY SHARES

Market Information

Our ordinary shares is quoted on the OTCQX market under the symbol “OTIVF”.

Holders of Record

As of April 14, 2021, we had 21 holders of record. The actual number of shareholders is greater than this number of record holders and includes shareholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include shareholders whose ordinary shares may be held in trust or by other entities.

Dividends

We have not paid any cash dividends and do not expect to do so in the foreseeable future.

THE RIGHTS OFFERING

The Subscription Rights

We are distributing to the record holders, at no charge, non-transferable Subscription Rights to purchase up to an aggregate of approximately 18,965,517 ordinary shares. Each whole Basic Subscription Right will entitle you to purchase one ordinary share from the date of issuance through its expiration at 5:00 PM Eastern Time, on May 19, 2021, unless extended. Each record holder will receive 0.352359 Subscription Rights for each whole ordinary share of the Company owned by such record holder as of the Record Date. Therefore, shareholders holding at least three ordinary shares of the Company as of the Record Date will be eligible to participate in the Rights Offering. Each Subscription Right entitles the record holder to a Basic Subscription Right and an Over-Subscription Privilege.

Basic Subscription Rights

Each whole Basic Subscription Right will entitle you to purchase one ordinary share of the Company. For example, if you owned 1,000 ordinary shares as of the Record Date, you will receive 352.359 Subscription Rights and will have the right to purchase 352 ordinary shares of the Company for a total purchase price of $61.248. You may exercise all or a portion of your Basic Subscription Rights, or you may choose not to exercise any Basic Subscription Rights at all. If you do not exercise your Basic Subscription Rights in full, you will not be entitled to exercise your Over-Subscription Privilege.

Over-Subscription Privilege

If you exercise your Basic Subscription Rights in full, you may also choose to exercise your Over-Subscription Privilege. Subject to proration, if applicable, we will seek to honor the Over-Subscription Privilege requests in full. If Over-Subscription Privilege requests exceed the number of shares available, however, we will allocate the available shares pro-rata among the record holders exercising the Over-Subscription Privilege in proportion to the number of ordinary shares each of those record holders owned on the Record Date, relative to the number of shares owned on the Record Date by all record holders exercising the Over-Subscription Privilege. If this pro rata allocation results in any record holder receiving a greater number of shares than the number for which the record holder subscribed pursuant to the exercise of the Over-Subscription Privilege, then such record holder will be allocated only that number of shares for which the record holder oversubscribed, and the remaining shares will be allocated among all other record holders exercising the Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all shares have been allocated.

The Company and Broadridge, the Subscription Agent for the Rights Offering, will determine the over-subscription allocation based on the formula described above.

To the extent the aggregate subscription payment of the actual number of unsubscribed shares available to you pursuant to the Over-Subscription Privilege is less than the amount you actually paid in connection with the exercise of the Over-Subscription Privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments will be returned to you, without interest or penalty, as soon as practicable after expiration of the Rights Offering.

We can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your Over-Subscription Privilege in full at the expiration of the Rights Offering. We will not be able to satisfy any requests for shares pursuant to the Over-Subscription Privilege if all of our shareholders exercise their Basic Subscription Rights in full, and we will only honor an Over-Subscription Privilege to the extent sufficient shares are available following the exercise of Basic Subscription Rights.

Limitation on the Purchase of Shares

You may only purchase the number of whole shares purchasable upon exercise of the number of Basic Subscription Rights distributed to you in the Rights Offering, plus the Over-Subscription Privilege, if any. We will not issue fractional shares. To the extent that the number of ordinary shares issuable upon exercise of the Subscription Rights that are distributed to you on the Record Date is not a whole number, the ordinary shares issuable upon exercise of the Subscription Rights will be rounded down to the nearest whole share for purposes of determining the number of ordinary shares for which you may subscribe.

Accordingly, the number of shares that you may purchase in the Rights Offering is limited by the number of ordinary shares of the Company you held on the Record Date and by the extent to which other shareholders exercise their Basic Subscription Rights and Over-Subscription Privileges, which we cannot determine prior to completion of the Rights Offering.

Subscription Price

The Subscription Price per share is $0.174. The Subscription Price does not necessarily bear any relationship to our past or expected future results of operations, cash flows, current financial condition, or any other established criteria for value. No change will be made to the Subscription Price by reason of changes in the trading price of our ordinary shares or other factors prior to the expiration of this Rights Offering.

Determination of Subscription Price

We are making the Rights Offering to raise funds primarily to support our working capital needs and fund our operations and to a lesser degree for new product development activities. When determining the Subscription Price, our Board considered, among other things, the need to raise additional funds to finance our business activity, the price of the Company’s shares on the OTCQX, the limited availability of financial resources to us and the terms of the Loan Agreement. Our Board determined that setting the Subscription Price to equal the conversion price set forth in the Loan Agreement, as it would be on the Record Date, i.e., $0.174 per share, would be the most equitable outcome for the Company and its shareholders.

The Subscription Price does not necessarily bear any relationship to any established criteria for value. No valuation consultant or investment banker has opined upon the fairness or adequacy of the Subscription Price. You should not consider the Subscription Price as an indication of actual value of the Company or our ordinary shares. You should not assume or expect that, after the Rights Offering, our ordinary shares will trade at or above the Subscription Price in any given time period. The market price of our ordinary shares may decline during or after the Rights Offering. We cannot assure you that you will be able to sell ordinary shares purchased during the Rights Offering at a price equal to or greater than the Subscription Price. You should obtain a current price quote for our ordinary shares before exercising your Subscription Rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this Rights Offering. Once made, all exercises of Subscription Rights are irrevocable.

The Backstop Commitment

Ivy, our controlling shareholder, has provided a commitment letter pursuant to which it committed to exercise its Basic Subscription Rights and its Over-Subscription Privileges for an aggregate subscription of up to approximately $2,825,000 of ordinary shares in the Rights Offering. Ivy will not receive any fee in connection with the Backstop Commitment. As of the date of this prospectus, Ivy beneficially owns approximately 28.4% of our outstanding shares, not including shares he may receive upon conversion of the loan he extended to us under the Loan Agreement.

Non-Transferability of Subscription Rights

The Subscription Rights are non-transferable (other than by operation of law) and, therefore, you may not sell, transfer, assign or give away your Subscription Rights to anyone. The Subscription Rights will not be listed for trading on any stock exchange or market.

Expiration Date; Extension

The subscription period, during which you may exercise your Subscription Rights, expires at 5:00 PM Eastern Time, on May 19, 2021, which is the expiration of the Rights Offering. We will not be required to issue shares to you if the Subscription Agent receives your Subscription Rights Statement or your subscription payment after that time. We have the option to extend the Rights Offering in our sole discretion, although we do not presently intend to do so. We may extend the Rights Offering by giving oral or written notice to the Subscription Agent before the Rights Offering expires. If we elect to extend the Rights Offering, we will issue a press release announcing the extension no later than 9:00 AM, Eastern Time, on the next business day after the most recently announced expiration date of the Rights Offering.

If you hold your ordinary shares in the name of a broker, dealer, custodian bank or other nominee, the nominee will exercise the Subscription Rights on your behalf in accordance with your instructions. Please note that the nominee may establish a deadline that may be before 5:00 PM Eastern Time, on May 19, 2021, which is the Expiration Date that we have established for the Rights Offering.

Rights Offering May Be Terminated at Any Time

We may terminate the Rights Offering at any time and for any reason prior to the completion of the Rights Offering. If we terminate the Rights Offering, we will issue a press release notifying shareholders and the public of the termination.

Return of Funds upon Completion or Termination

The Subscription Agent will hold funds received in payment for shares in a segregated account pending completion of the Rights Offering. The Subscription Agent will hold this money until the Rights Offering is completed or is terminated. To the extent you properly exercise your Over-Subscription Privilege for a number of shares that exceeds the number of unsubscribed shares available to you, any excess subscription payments will be returned to you as soon as practicable after the expiration of the Rights Offering, without interest or penalty. If the Rights Offering is terminated for any reason, all subscription payments received by the Subscription Agent will be returned as soon as practicable, without interest or penalty.

Our Ordinary Shares Outstanding after the Rights Offering

On April 14, 2021, 53,824,377 of our ordinary shares were outstanding. Based on the foregoing, and assuming no other transactions by us involving our ordinary shares prior to the expiration of the Rights Offering, if the Rights Offering is fully subscribed, approximately 72,789,894 ordinary shares of the Company will be issued and outstanding. The exact number of shares that we will issue in the Rights Offering will depend on the number of shares that are subscribed for in the Rights Offering.

Methods for Exercising Subscription Rights

The exercise of Subscription Rights is irrevocable and may not be cancelled or modified. You may exercise your Subscription Rights as follows:

Subscription by Record Holders

If you are a shareholder of record, the number of shares you may purchase pursuant to your Subscription Rights is indicated on the enclosed Subscription Rights Statement. You may exercise your Subscription Rights by properly completing and executing the Subscription Rights Statement and Notice of Guaranteed Delivery (if applicable) and forwarding such documents, together with your full payment, to the Subscription Agent at the address given below under “Subscription Agent,” to be received before 5:00 PM Eastern Time, on May 19, 2021.

Subscription by Beneficial Owners

If you are a beneficial owner of our ordinary shares that are registered in the name of a broker, dealer, custodian bank, or other nominee, you will not receive a Subscription Rights Statement. Instead, we will issue Subscription Rights to such nominee record holder for each ordinary share held by such nominee at the Record Date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares in the Rights Offering and follow the instructions provided by your nominee.

To properly exercise your Over-Subscription Privilege, you must deliver the subscription payment related to your Over-Subscription Privilege before the Rights Offering expires. Because we will not know the total number of unsubscribed shares before the Rights Offering expires, if you wish to maximize the number of shares you purchase pursuant to your Over-Subscription Privilege, you will need to deliver payment in an amount equal to the aggregate subscription payment for the maximum number of shares that you wish to purchase.

Guaranteed Delivery Procedures

If you do not have adequate time to deliver the Subscription Rights Statement evidencing your rights to the Subscription Agent prior to the expiration of the Rights Offering, you may still participate in the Rights Offering if you follow the guaranteed delivery procedures set forth below prior to the expiration of the Rights Offering:

●	Deliver your payment to the Subscription Agent covering all rights that you are exercising in accordance with the procedures set forth below;

●	Deliver your Notice of Guaranteed Delivery to the Subscription Agent; and

●	Within two business days following the date you submitted your Notice of Guaranteed Delivery, deliver to the Subscription Agent the complete and properly signed Subscription Rights Statement.

The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as the Subscription Rights Statement at the address set forth below.

If you have any questions or comments regarding completion or delivery of the Notice of Guaranteed Delivery, please contact the Information Agent.

Payment Method

Payments must be made in full in U.S. currency by cashier’s check or by wire transfer, and payable to “Broadridge Corporate Issuer Solutions, Inc., as Subscription Agent for On Track Innovations Ltd.” You must timely pay the full subscription payment, including payment for the Over-Subscription Privilege, for the full number of shares that you wish to acquire pursuant to the exercise of Subscription Rights by delivering a:

●	Cashier’s check, drawn on a U.S. bank payable to “Broadridge Corporate Issuer Solutions, Inc., as Subscription Agent for On Track Innovations Ltd.”; or

●	Wire transfer of immediately available funds directly to the account maintained by Broadridge, as Subscription Agent, for purposes of accepting subscriptions in this Rights Offering at:

Routing number: 123000848

International/Swift code: USBKUS44IMT

Bank: U.S. Bank

800 Nicollet Mall

City/State/Country: Minneapolis, MN 55402 United States

Beneficiary Account Name: Broadridge

Account Number: 153910728465

For further Credit Name: ON TRACK INNOVATIONS LTD.

You should read the instruction letter accompanying the Subscription Rights Statement carefully and strictly follow it. DO NOT SEND SUBSCRIPTION RIGHTS STATEMENTS OR PAYMENTS DIRECTLY TO US. We will not consider your subscription received until the Subscription Agent has received delivery of a properly completed and duly executed Subscription Rights Statement and payment of the full subscription amount.

The method of delivery of Subscription Rights Statements and payment of the subscription amount to the Subscription Agent will be at the risk of the holders of Subscription Rights. If sent by mail, we recommend that you send those statements and payments by registered mail, properly insured, with return receipt requested, or by overnight courier, and that you allow a sufficient number of days to ensure delivery to the Subscription Agent before the Rights Offering expires.

Missing or Incomplete Subscription Forms or Payment

If you fail to complete and sign the Subscription Rights Statement or otherwise fail to follow the subscription procedures that apply to the exercise of your Subscription Rights before the Rights Offering expires, the Subscription Agent will reject your subscription or accept it to the extent of the payment received. Neither we nor our Subscription Agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect subscription form, nor are we under any obligation to correct such forms. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your Subscription Rights to the fullest extent possible based on the amount of the payment received. Any excess subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable following the expiration of the Rights Offering.

Issuance of Ordinary Shares

The ordinary shares that are purchased in the Rights Offering will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration account statement from our transfer agent reflecting ownership of these securities if you are a holder of record of shares. If you hold your ordinary shares in the name of a custodian bank, broker, dealer, or other nominee, DTC will credit your account with your nominee with the shares you purchased in the Rights Offering.

Subscription Agent

The Subscription Agent for the Rights Offering is Broadridge. The address to which Subscription Rights Statements and payments should be mailed or delivered by overnight courier is provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the Subscription Agent before the Rights Offering expires. Do not send or deliver these materials to us.

By Hand or Overnight Courier:

Broadridge, Inc.

Attn: BCIS IWS

51 Mercedes Way

Edgewood, NY 11717

By Mail:

Broadridge, Inc.

Attn: BCIS Re-Organization Dept.

P.O. Box 1317

Brentwood, NY 11717-0718

If you deliver the Subscription Rights Statements in a manner different than that described in this prospectus, they may not be received and, if received, we may not honor the exercise of your Subscription Rights.

Questions

You should direct any questions or requests for assistance concerning the method of subscribing for the ordinary shares of the Company or for additional copies of this prospectus to the Information Agent, Broadridge, at:

(888) 789-8409 (toll free)

(720) 414-6898 (international)

No Fractional Shares

We will not issue fractional ordinary shares in the Rights Offering. Rights holders will only be entitled to purchase a whole number of our ordinary shares, rounded down to the nearest whole number of shares a holder would otherwise be entitled to purchase. Any excess subscription payments received by the Subscription Agent will be returned as soon as practicable after expiration of the Rights Offering, without interest or penalty.

Notice to Brokers and Nominees

If you are a broker, dealer, bank, or other nominee holder that holds ordinary shares of the Company for the account of others on the Record Date, you should notify the beneficial owners of the shares for whom you are the nominee of the Rights Offering as soon as possible to learn their intentions with respect to exercising their Subscription Rights. If a beneficial owner of our ordinary shares so instructs, you should complete the Subscription Rights Statement and submit it to the Subscription Agent with the proper subscription payment by the Expiration Date. You may exercise the number of Subscription Rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our ordinary shares on the Record Date, provided that you, as a nominee record holder, make a proper showing to the Subscription Agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your Rights Offering materials. If you did not receive this form, you should contact our Subscription Agent to request a copy.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your Subscription Rights, including time of receipt and eligibility to participate in the Rights Offering. Our determination will be final and binding. Once made, subscriptions are irrevocable; we will not accept any alternative, conditional, or contingent subscriptions. We reserve the absolute right to reject any subscriptions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the Expiration Date of the Rights Offering unless we waive them in our sole discretion. Neither we nor the Subscription Agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the Rights Offering, only when the Subscription Agent receives a properly completed and duly executed Subscription Rights Statement and any other required documents and the full subscription payment. Our interpretations of the terms and conditions of the Rights Offering will be final and binding.

Shareholder Rights

You will have no rights as a holder of the ordinary shares you purchase in the Rights Offering until shares are issued in book-entry form or your account at your broker, dealer, bank, or other nominee is credited with the ordinary shares purchased in the Rights Offering.

Compliance with Law

We are not making this Rights Offering in any country, state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any of our ordinary shares from Subscription Rights holders who are residents of those countries, states or other jurisdictions or who are otherwise prohibited by applicable laws or regulations from accepting or exercising the Subscription Rights. We may delay the commencement of this Rights Offering in those jurisdictions, or change the terms of this Rights Offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those jurisdictions. We may decline to make modifications to the terms of this Rights Offering requested by those jurisdictions, in which case, if you are a resident of such jurisdictions, or if you are otherwise prohibited by applicable laws or regulations from accepting or exercising the Subscription Rights, you will not be eligible to participate in this Rights Offering.

No Revocation or Change

Once you submit the Subscription Rights Statement or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of Subscription Rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your Subscription Rights unless you are certain that you wish to purchase our ordinary shares at the Subscription Price.

U.S. Federal Income Tax Treatment of Rights Distribution

For U.S. federal income tax purposes, we intend to take the position that holders of our ordinary shares should not recognize income or loss upon receipt or exercise of a Subscription Right. See “Material U.S. Federal Income Tax Consequences” beginning on page 18.

Israeli Income Tax Treatment of Rights Distribution

For Israeli income tax purposes, we intend to take the position that holders of our ordinary shares should not recognize income or loss upon receipt or exercise of a Subscription Right. See “Material Israeli Tax Considerations” beginning on page 20.

No Recommendation to Rights Holders

Our Board of Directors is not making a recommendation regarding your exercise of the Subscription Rights. Shareholders who exercise Subscription Rights risk investment loss on money invested. We cannot assure you that the market price of our ordinary shares will reach or exceed the Subscription Price, and even if it does so, that it will not decline during or after the Rights Offering. We also cannot assure you that you will be able to sell our ordinary shares purchased in the Rights Offering at a price equal to or greater than the Subscription Price. You should make your investment decision based on your assessment of our business and financial condition, our prospects for the future and the terms of this Rights Offering. See “Risk Factors” beginning on page 3 for a discussion of some of the risks involved in investing in our ordinary shares.

Fees and Expenses

We will pay all fees charged by the Subscription Agent and Information Agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of your Subscription Rights.

Listing

The Subscription Rights may not be sold, transferred, assigned, or given away to anyone, and will not be listed for trading on any stock exchange or market.

Important

Please follow the directions regarding delivery of Subscription Rights Statements and payments described above. Do not send Subscription Rights Statements directly to us. You are responsible for choosing the payment and delivery method for your Subscription Rights Statement and you bear the risks associated with such delivery. If you choose to deliver your Subscription Rights Statement and payment by mail, we recommend that you use registered mail, properly insured, with return receipt requested. We also recommend that you allow a sufficient number of days to ensure delivery to the Subscription Agent prior to the Expiration Date.

MATERIAL U.S. FEFEDAL INCOME TAX CONSEQUENCES

The following summary describes the material U.S. federal income tax consequences of the receipt, ownership, exercise, and expiration of subscription rights distributed to U.S. Holders (as defined below) pursuant to the Rights Offering. This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, the final, temporary and proposed U.S. Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change (possibly with retroactive effect) or different interpretations. For purposes of this summary, a U.S. Holder will be deemed to refer only to any of the following holders of our ordinary shares:

●	an individual who is either a U.S. citizen or a resident of the United States for U.S. federal income tax purposes;

●	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any political subdivision thereof;

●	an estate the income of which is subject to U.S. federal income tax regardless of the source of its income; and

●	a trust, if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This summary does not consider all aspects of U.S. federal income taxation that may be relevant to particular U.S. Holders by reason of their particular circumstances, including potential application of the U.S. federal alternative minimum tax, any aspect of state, local or non-U.S. federal tax laws or U.S. federal tax laws other than U.S. federal income tax laws. In addition, this summary is directed only to U.S. Holders who hold our ordinary shares as “capital assets” within the meaning of Section 1221 of the Code and does not address the considerations that may be applicable to particular classes of U.S. Holders, including financial institutions, regulated investment companies, real estate investment trusts, pension funds, insurance companies, broker-dealers, tax-exempt organizations, grantor trusts, partnerships or other pass-through entities and partners or other equity owners in such partnerships or pass-through entities, U.S. Holders whose functional currency is not the U.S. dollar, U.S. Holders who have elected mark-to-market accounting, U.S. Holders who acquired our ordinary shares through the exercise of options or otherwise as compensation, U.S. Holders who hold our ordinary shares as part of a “straddle,” “hedge” or “conversion transaction,” U.S. Holders selling our ordinary shares short, U.S. Holders deemed to have sold our ordinary shares in a “constructive sale,” and U.S. Holders, directly, indirectly or through attribution, of 10% or more (by vote or value) of our outstanding ordinary shares.

Each U.S. Holder should consult with his, her or its own tax advisor as to the particular tax consequences to him, her or it of the receipt, ownership, exercise, sale and expiration of subscription rights, including the effects of applicable tax treaties, state, local, foreign or other tax laws and possible changes in the tax laws.

Issuance of Subscription Rights

A U.S. Holder’s receipt of subscription rights pursuant to the rights offering likely will not be taxable under U.S. federal income tax laws. The distribution of the subscription rights would be taxable under U.S. federal income tax laws if it were part of a “disproportionate distribution,” that is, if it were to have the effect of the receipt of cash or other property by some holders of our ordinary shares and an increase in the proportionate interest of other holders of our ordinary shares in our assets or earnings and profits. The following discussion assumes that U.S. Holders will not be subject to U.S. federal income tax upon the receipt of subscription rights pursuant to the Rights Offering.

Tax Basis and Holding Period of Subscription Rights

A U.S. Holder’s tax basis in subscription rights received pursuant to the rights offering generally must be determined by allocating such U.S. Holder’s tax basis in his, her or its ordinary shares between such ordinary shares and the subscription rights based on their respective fair market values on the date of the rights distribution. If the fair market value of the subscription rights is less than 15% of the fair market value (on the date of distribution) of the ordinary shares with respect to which the rights are distributed, however, the U.S. Holder’s tax basis in the subscription rights received pursuant to the Rights Offering will be zero, unless such U.S. Holder irrevocably elects (in his, her or its U.S. federal income tax return for the tax year in which the subscription rights are received) to allocate a portion of the tax basis of his, her or its ordinary shares to such subscription rights as described in the preceding sentence. Tax basis may not be allocated to subscription rights which expire without having been exercised at the end of the subscription period. The holding period of subscription rights received pursuant to the rights offering will include the holding period of the ordinary shares with respect to which the subscription rights were distributed.

Expiration of Subscription Rights

If a U.S. Holder does not exercise his, her or its subscription rights prior to the end of the subscription period and such U.S. Holder continues to hold the ordinary shares with respect to which the subscription rights were distributed, such U.S. Holder will recognize no gain or loss and his, her or its tax basis in the ordinary shares with respect to which the subscription rights were distributed will be equal to such U.S. Holder’s tax basis in such ordinary shares before receipt of the subscription rights. If a U.S. Holder’s subscription rights expire without exercise after the U.S. Holder has disposed of the ordinary shares with respect to which the subscription rights were distributed, such U.S. Holder likely would recognize a capital loss to the extent of the tax basis allocated to the expired subscription rights. Such capital loss would be short-term or long-term capital loss, depending on the U.S. Holder’s holding period with respect to the subscription rights, determined as described in “Tax Basis and Holding Period of Subscription Rights” above. Deductions for capital losses are subject to limitations under the Code.

Exercise of Subscription Rights; Tax Basis and Holding Period of Ordinary Shares

A U.S. Holder will not recognize any gain or loss upon the exercise of subscription rights. A U.S. Holder’s initial tax basis in each share received upon the exercise of a subscription right will be equal to the sum of the subscription price paid plus the U.S. Holder’s tax basis, if any, in such subscription right, determined as described in “Tax Basis and Holding Period of Subscription Rights” above.

A U.S. Holder’s holding period for the ordinary shares acquired upon the exercise of a subscription right will begin on the date of exercise.

If a U.S. Holder exercises a subscription right received in the rights offering after disposing of ordinary shares at a loss, or if a U.S. Holder disposes of ordinary shares at a loss soon after exercising a subscription right, the deductibility of such loss resulting from the sale of the ordinary shares may be limited under the “wash sale” rules in Section 1091 of the Code. U.S. Holders should consult their tax advisors regarding the potential application of these rules.

Acquisition, Ownership and Disposition of Ordinary Shares

U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of our ordinary shares and the potential application of U.S. information reporting requirements and backup withholding taxes.

MATERIAL ISRAELI TAX CONSIDERATIONS

The following summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his, her or its personal investment circumstances or to some types of investors subject to special treatment under Israeli law. To the extent that the discussion is based on new tax legislation that has not been subject to judicial or administrative interpretation, we cannot assure you that the tax authorities will accept the views expressed in the discussion in question. The discussion is not intended, and should not be taken, as legal or professional tax advice and is not exhaustive of all possible tax considerations. Each holder of ordinary shares is urged to consult his, her or its own tax advisor with respect to the particular tax consequences of the rights offering to him, her or it.

The Distribution of the Subscription Rights

We do not believe that the receipt and exercise of your subscription rights will be taxable; however, no tax ruling from the Israeli Tax Authority will be sought for the rights offering.

Capital Gains Tax

Israeli law generally imposes a capital gains tax on the sale of any capital assets by residents of Israel, as defined for Israeli tax purposes, and on the sale of capital assets (or rights to capital assets) located in Israel, including shares of Israeli companies by non-residents of Israel, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise. The law distinguishes between real capital gain and inflationary surplus. The inflationary surplus is a portion of the total capital gain that is equivalent to the increase of the relevant asset’s purchase price which is attributable to the increase in the Israeli consumer price index, or a foreign currency exchange rate, between the date of purchase and the date of sale. The real capital gain is the excess of the total capital gain over the inflationary surplus.

Provisions of Israeli tax law may treat a sale of securities listed on a stock exchange differently than the sale of other securities.

Israeli Residents

Generally, the tax rate applicable to real capital gains derived from the sale of shares, whether listed on a stock market or not, is currently 25% for Israeli individuals, unless, among others, such shareholder claims a deduction for real interest expenses and linkage differences in connection with such shares, in which case the real capital gain will generally be taxed at a rate of 30%. Additionally, if such shareholder is considered a “Substantial Shareholder” at the time of sale or at any time during the 12-month period preceding such sale, i.e. such shareholder holds directly or indirectly, alone or together with others, at least 10% of one or more of any means of control in the company, the tax rate shall be 30%. However, the foregoing tax rates will not apply to: dealers in securities.

In addition, an additional tax at a rate of 3% will be imposed on high earners individuals whose annual income or gains exceed NIS 647,640 for the 2021 tax year.

Israeli companies are subject to the corporate tax rate on real capital gains derived from the sale of listed shares, currently at the rate of 23%.

Upon the sale of a stock by a “significant shareholder” (corporation or individual), at the time of the sale or at any time during the preceding 12 months period, a reduced tax rate may apply with respect to undistributed profits accumulated by the company from the end of the tax year before the year in which the share was acquired, until the end of the tax year before the year in which it was sold.

When shares are sold by a company, the amount of capital loss due to the sale of the shares shall be reduced by the amount of dividends (other than a dividend on which tax (other than tax paid abroad) was paid at a rate of 15% or more), which the company received in respect of the shares during the 24 months period before the sale, but not by more than the amount of the loss.

Section 94(d) of the Israeli Income Tax Ordinance [New Version], 1961, or the Tax Ordinance, defines “bonus shares” as “including the benefit component in rights issued or in shares originating in such rights.” Section 94(a) of the Tax Ordinance provides that bonus shares will be deemed to have been purchased on the date that the shares in respect of which the bonus shares were issued, defined as the Principal Shares, were purchased. In addition, the section provides that the original cost (i.e., tax basis) of one bonus share or one Principal Share will be a sum whose proportion to the total original cost of all bonus shares and Principal Shares will be the same as the proportion of the par value of one such share to the total par value of all the aforementioned shares. In accordance with Section 94(e) of the Tax Ordinance, the Minister of Finance of Israel may, subject to the approval of the Finance Committee of the Israeli Knesset, promulgate rules for calculating the amount of the benefit component. Such rules have not been published.

Non-Israeli Residents

Non-Israeli residents are generally exempt from Israeli capital gains tax on any gains derived from the sale of shares of Israeli companies publicly traded on a recognized stock exchange outside of Israel, provided however that the shares were not traded in an Israeli stock exchange at the sale date, and that the gains were not derived through a permanent establishment maintained by such shareholders in Israel. However, non-Israeli corporations will not be entitled to such exemption if Israeli residents (i) have a controlling interest in such non-Israeli corporation (shareholders hold, directly or indirectly, alone, together with others, or with other Israeli resident, at least 25% of one or more means of control in the company), or (ii) are the beneficiaries or are entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

In certain instances where our shareholders may be liable for Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale.

In addition, pursuant to the Convention between the Government of the United States of America and the Government of Israel with respect to Taxes on Income, as amended, or the U.S. – Israel Tax Treaty, the sale, exchange or disposition of ordinary shares by a person who qualifies as a resident of the United States within the meaning of the U.S.- Israel Tax Treaty and who is entitled to claim the benefits afforded to such person by the U.S.-Israel Tax Treaty generally will not be subject to Israeli capital gains tax and subject to receiving approval from the Israeli Tax Authority unless such Treaty U.S. Resident holds, directly or indirectly, shares representing 10% or more of our voting power during any part of the 12-month period preceding such sale, exchange or disposition, subject to particular conditions, or the unless capital gains from such sale, exchange or disposition can be allocated to a permanent establishment in Israel. In such case, the Treaty U.S. Resident could be subject to Israeli tax, to the extent applicable; however, under the U.S.-Israel Tax Treaty, such Treaty U.S. Resident would be permitted to claim a credit for such taxes against the U.S. federal income tax imposed with respect to such sale, exchange or disposition, subject to the limitations in U.S. laws applicable to foreign tax credits. The U.S.-Israel Tax Treaty does not relate to U.S. state or local taxes.

DESCRIPTION OF SECURITIES

We are registered under the Israeli Companies Law, 5758-1999, or the Companies Law, as a public company with registration number 52-004286-2.

Under the Amended and Restated Articles of Association, or the Articles, of the Company, the Company is authorized to issue up to one hundred million (100,000,000) ordinary shares NIS 0.10 par value. As of April 14, 2021, the Company had 53,824,377 outstanding ordinary shares, 1,178,699 ordinary shares that were repurchased by the Company and are held as dormant shares, and 1,568,000 options to purchase additional ordinary shares at a weighted average exercise price of $0.57 per share. In addition, Ivy and another lender, have the right to convert the loan amount of $1,600,000 plus interest, into our ordinary shares at a conversion price of approximately $0.174 if converted on or before June 17, 2021 and $0.124 thereafter. The ordinary shares are quoted on the OTCQX under the symbol “OTIVF.”

All of the Company’s issued and outstanding ordinary shares are duly authorized and validly issued, fully paid and non-assessable.

The following is a summary of some of the terms of the Company’s ordinary shares, which is the Company’s only class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. This summary is not complete and is subject to and qualified by the provisions of the Articles. The terms of the ordinary shares are also subject to and qualified by the applicable provisions of the Companies Law. The ownership or voting of ordinary shares by non-residents of Israel is not restricted in any way by the Articles or the laws of the State of Israel, except that nationals of countries which are in a state of war with Israel might not be recognized as owners of ordinary shares.

The foregoing descriptions of the securities of the Company are qualified by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Registered Share Capital

Increasing the authorized share capital of the Company, including ordinary shares, must be approved by the Company’s shareholders. Because the approval of an increase in the Company’s authorized share constitutes an amendment to the Memorandum of Association of the Company, the affirmative vote of 75% of the Company's ordinary shares voting on the matter is required to approve such resolution.

Dividend and Liquidation Rights

The Company is permitted to declare a dividend to be paid to the holders of ordinary shares, but the Company has never declared a dividend and it does not anticipate any dividend declaration in the foreseeable future. Dividends may only be paid out of the Company’s profits (“the profit test”), provided that there is no reasonable concern that payment of a dividend will prevent the Company from satisfying its existing and foreseeable obligations as they become due (“the solvency test”). Profits, as defined in section 302(b) to the Companies Law, mean surplus balance or surplus accumulated during the last two years, whichever is higher. Alternatively, an Israeli court is entitled, at the Company’s request, to approve a dividend distribution, which does not meet the profit test, provided it is convinced that the solvency test is met. In the event of the Company’s liquidation, after satisfaction of liabilities to creditors, the Company’s assets will be distributed to the holders of ordinary shares in proportion to the nominal value of their holdings. This right may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future by the Company’s shareholders. Under the Companies Law, the declaration of a dividend does not require the approval of the shareholders of a company unless the company’s articles of association require otherwise. The Articles provide that the Company’s board of directors may declare and pay dividends without the approval of its shareholders.

Preemptive Rights

Under the Companies Law, shareholders in public companies do not have preemptive rights unless those rights are provided pursuant to a contract. This means that the Company’s shareholders do not have the legal right to purchase shares in a new issuance before they are offered to third parties. As a result, the Company’s shareholders could experience dilution of their ownership interest if the Company decides to raise additional funds by issuing more shares and these shares are purchased by third parties. Pursuant to a certain share purchase agreement dated December 23, 2019 we entered into with Ivy and other investors, Ivy has a right to purchase any future equity securities offered by us, except with respect to certain exempt issuances as set forth in the share purchase agreement.

Voting, Shareholders’ Meetings and Resolutions

Holders of ordinary shares have, for each ordinary share held, one vote on all matters submitted to a vote of the Company’s shareholders. These voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future by the Company’s shareholders. The quorum required for a general meeting of shareholders consists of at least two shareholders present, in person or by proxy, who hold or represent together at least one third of the Company’s issued and outstanding ordinary shares or, as long as the Company’s ordinary shares are quoted on the OTCQX, such higher percentage as the OTCQX may impose on quoted companies from time to time so long as such higher percentage is in effect. A meeting adjourned for lack of a quorum is generally adjourned to the same day in the following week at the same time and place. If a quorum is not present within half an hour following the time appointed for the reconvened meeting, any two shareholders then present, in person or by proxy, shall constitute a quorum.

Under the Companies Law, unless otherwise provided in the Articles or by applicable law, shareholders’ resolutions require the approval of holders of a simple majority of our ordinary shares voting, in person or by proxy on the matter.  A shareholders’ resolution to amend the Articles requires the approval of a simple majority of the Company’s shareholders present in person or by proxy.

Under the Companies Law, a shareholder has certain duties of good faith and fairness towards the Company.

Election of Directors

The ordinary shares do not have cumulative voting rights for the election of directors. Rather, under the Articles the Company’s directors (other than external directors) are elected at a shareholders meeting by a simple majority of ordinary shares for a term of service ending upon the next general meeting following three years from their election.  External directors are elected by a simple majority of ordinary shares, which majority includes at least a majority of the shares held by non-controlling shareholders who do not have a personal interest in the matter (excluding a personal interest unrelated to the relationship with a controlling shareholder) voted at the meeting, or the total number of shares held by such non-controlling shareholders who do not have a personal interest voted against the election of the external director does not exceed two percent of the aggregate voting rights in the Company. As a result, the holders of ordinary shares that represent more than 50% of the voting power represented at a shareholder meeting have the power to elect any or all of the Company’s directors whose positions are being filled at that meeting, subject to the additional approval requirements for external directors.

Modification of Class Rights

The rights attached to any class, such as voting, liquidation and dividend rights, may be amended, following a decision by the Company’s board of directors, by adoption of a resolution by a simple majority of the shares of that class represented at a separate class meeting.

Transfer of Shares and Notices

Fully paid ordinary shares are issued in registered form and may be freely transferred under the Articles unless the transfer is restricted or prohibited by Israeli law, U.S. securities laws or the rules of a stock exchange on which the shares are traded.  Under the Companies Law and applicable regulations, unless otherwise provided in the Articles or by applicable law, shareholders of record are entitled to receive at least 35 or 21 days' prior notice of meetings of shareholders, based on the matters that are on the agenda.

Anti-Takeover Provisions under Israeli Law

Tender Offer.  A person wishing to acquire shares of a publicly traded Israeli company and who would, as a result, hold over 90% of the company’s issued and outstanding share capital or voting rights is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company and who could, as a result, hold over 90% of the issued and outstanding share capital or voting rights of a certain class of shares is required by the Companies Law to make a tender offer to all of the shareholders who hold shares of the relevant class for the purchase of all of the issued and outstanding shares of that class. If the shareholders who refuse to sell their shares hold less than 5% of the issued share capital and voting rights of the company or of the applicable class, all of the shares held by such shareholders that the acquirer offered to purchase will be transferred to the acquirer by operation of law (provided that a majority of the offerees that do not have a personal interest in such tender offer shall have approved it, which condition shall not apply if, following consummation of the tender offer, the acquirer would hold at least 98% of all of the company's outstanding shares and voting rights (or shares and voting rights of the relevant class)). However, the shareholders may, at any time within six months following the completion of the tender offer, petition the court to alter the consideration for the acquisition. Even shareholders who indicated their acceptance of the tender offer may so petition the court, unless the acquirer stipulated that a shareholder that accepts the offer may not seek appraisal rights. If the dissenting shareholders hold more than 5% of the issued and outstanding share capital or voting rights of the company or the applicable class, the acquirer may not acquire additional shares or voting rights of the applicable class from shareholders who accepted the tender offer, if following such acquisition, the acquirer would then own over 90% of the issued and outstanding share capital or voting rights of the company or the applicable class.

The Companies Law provides that an acquisition of shares of a public company must be made by means of a special tender offer if, as a result of the acquisition, the purchaser would become a holder of 25% or greater of the voting rights in the company. This rule does not apply if there is already another holder of 25% or greater of the voting rights in the company. As of the date hereof, Ivy holds more than 25% of the voting rights in the Company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other holder of more than 45% of the voting rights in the company. The special tender offer must be extended to all shareholders, but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. The special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

Merger. The Companies Law permits merger transactions if approved by each party’s board of directors and the majority of each party’s shares voted on the proposed merger at a shareholders’ meeting called on at least 21 days' prior notice. The Articles provide that merger transactions may be approved by a simple majority of the shares present, in person or by proxy, at a general meeting of the Company’s shareholders. Under the Companies Law, in determining whether the required majority has approved the merger, shares held by the other party to the merger, any person holding at least 25% of the outstanding voting shares or holding at least 25% of the means of appointing directors of the other party to the merger, or anyone acting on their behalf, including their relatives or companies controlled by them, are excluded from the vote. If a majority of shareholders of one of the parties do not approve the transaction because the votes of certain shareholders are excluded from the vote, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger. In addition, a merger may not be executed unless at least 30 days have passed from the approval of the companies’ shareholders and at least 50 days have passed from the time that the proposals for approval of the merger have been filed with the Israeli Registrar of Companies.

PLAN OF DISTRIBUTION

On or about April 21, 2021, we will distribute the Subscription Rights, Subscription Rights Statements and copies of this prospectus to the holders of our ordinary shares on the Record Date. If your shares are held in the name of a broker, dealer, bank, or other nominee, then you should send your subscription documents, Notice of Guaranteed Delivery (if applicable) and subscription payment to that broker, dealer, bank, or other nominee. If you are the record holder, then you should send your Subscription Rights Statement, Notice of Guaranteed Delivery (if applicable) and payment of your Subscription Price to the Subscription Agent hand delivery, first class mail or courier service to:

By Overnight Courier:

Broadridge, Inc.

Attn: BCIS IWS

51 Mercedes Way

Edgewood, NY 11717

By USPS:

Broadridge, Inc.

Attn: BCIS Re-Organization Dept.

P.O. Box 1317

Brentwood, NY 11717-0718

See “The Rights Offering—Methods for Exercising Subscription Rights” beginning on page 14.

If you have any questions, you should contact the Information Agent, Broadridge, at (888) 789-8409 (toll free) or (720) 414-6898 (international).

The Subscription Rights are non-transferrable and will not be listed or quoted for trading on the OTCQX or any other stock exchange or market. Our ordinary shares issuable upon exercise of the Subscription Rights are quoted on the OTCQX under the symbol “OTIVF”.

We have agreed to pay the Subscription Agent and Information Agent customary fees plus certain expenses in connection with the Rights Offering. We have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of Subscription Rights, and we do not know of any existing agreements between any shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of our ordinary shares underlying the Subscription Rights. Except as described in this section, we are not paying any other commissions, underwriting fees or discounts in connection with the Rights Offering. Some of our employees may solicit responses from you as a holder of Subscription Rights, but we will not pay our employees any commissions or compensation for these services other than their normal employment compensation. We estimate that our total expenses in connection with the Rights Offering will be approximately $150,000.

LEGAL MATTERS

Certain legal matters concerning this offering were passed upon for us by Sullivan & Worcester LLP, Boston, Massachusetts. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus were passed upon for us by Zysman Aharoni Gayer & Co., Tel Aviv, Israel.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2(A) to the financial statements) of Kesselman and Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission, or SEC, allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 31, 2021; and

●	Our Current Reports on Form 8-K filed with the SEC on March 2, 2021, March 5, 2021 and April 2, 2021 “(Item 1.01 and exhibit 10.1 only)”.

We also incorporate by reference into this prospectus additional documents we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC). Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents, which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at On Track Innovations Ltd., Hatnufa 5, Yokneam Industrial Zone, Yokneam, Israel, 2069200. Attention: Assaf Cohen, Chief Financial Officer, telephone number: +972-4-6868-000.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC under the Securities Act of 1933, as amended, a registration statement on Form S-1 with respect to the ordinary shares offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and the ordinary shares offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be obtained from the SEC’s Internet site at www.sec.gov. The internet address of the Company is www.otiglobal.com. Information contained on these websites is not a part of, and is not incorporated into, this prospectus, and the inclusion of these website addresses in this prospectus are inactive textual references only.

ON TRACK INNOVATIONS LTD.

PROSPECTUS

Subscription Rights to Purchase Up to 18,965,517 Ordinary Shares

April 20, 2021